[Planscape Partners Logo]
EXHIBIT 10.3

Date:	May 25, 205
To:	Red River Ethanol
From:	Kathy Showalter
RE:	Proposal for Services
It was good to spend time with your group in Granite Falls as you explore options for an ethanol plant. Matt Sederstom has told me that you are interested in working with our firm and we are pleased to be sending this proposal to you through Bill Hannigan of Brown Winnick Law Firm.
As we discussed with your group, PlanScape Partners has extensive experience with ethanol projects. We have demonstrated to Fagen our commitment to providing timely, cost effective service and we enjoy our collaborative working relationship. PlanScape Partners staff works in the public and private sector, allowing us to know both sides of the development equation and facilitate a project that will be enhanced by our assistance. We have been economic developers and know that each project and each municipality is unique.
PlanScape Partners would enjoy helping your group in a number of ways. Every ethanol project is different, but various phases are usually involved with each initiative. Two early phases are identified below:
Initial investigation
Before a project can go forward, an initial period of time and effort must be spent on investigation and discovery of information regarding state and local programs, appropriate personnel to contact, and local practices and process for development. Finding and reviewing sources of information, such as information on legal statutes and economic development practices for the locations you are exploring is a key step.
Local incentives
To enhance the return on investment, most projects can benefit by securing financial incentives from the local municipality and the State. One goal is to secure a $5,000,000 to $10,000,000 loan that can be subordinated to senior debt. Different states have identified ways to allow this to happen. Possibilities include tax abatements, tax increment financing, state incentives and loans backed by a local taxing body. Rural electric cooperatives may be able to provide Rural Economic Development Loan (REDL) funds. Usually, state grants and loans will require sponsorship by a governmental entity.

Building on the relationship started in the initial public relations stages and throughout the funding commitment process will be very important to the success of this project. It is very important to engage the County Board and generate public support from area residents in this initiative. Quantifying and “selling” the benefits from an ethanol plant locating in your area is an important task. Preparation of materials to support this effort and attendance at negotiation and approval meetings are part of the required tasks.
Tasks for this project would include:
•	Investigation of resources
•	Contacts and one-on-one visits with decision makers
•	Attendance at two County Board meetings
Much of the initial work can be completed in our office but face to face meetings are of paramount importance. The fee for providing these services includes time for two to three visits to the area for two sites in different counties in addition to the County Board meetings. Each visit would be of one to two days duration.
Range of $12,000 to $16,000
PlanScape Partners proposes to provide the services on a not-to-exceed, hourly rate basis. Our fees for 2005 are $120 per hour for principal partners, $70 for administrative assistant’s time and $45 per hour for clerical support. Prints, copies, delivery fees, travel expenses, and other reimbursable expenses will be billed at cost plus a 10% administrative fee and are in addition to the above fees.
PlanScape Partners is a small firm, committed to quality work with creative thinking. Our values statement is “Do Good Work — Add Value – Have Fun – Make a Difference.” We believe in building long-term relationships and our marketing is through word of mouth from our satisfied clients. Fagen is one of our many satisfied clients.
If any of you have questions, please call. We look forward to working with you.
Sincerely,
Planscape Partners
Kathy Showalter
AUTHORIZATION
I have reviewed the proposal and agree with its terms. I hereby authorize PlanScape Partners to proceed with the work described herein.

/s/ Les Nesvig	6/15/05

Authorized Signature	Date

Terms of Payment
All amounts due PlanScape Partners for professional services hereunder shall be paid in full not later than 30 days following completion of those services. Thereafter, interest at the rate of one and one-half percent (1 1/2%) per month shall be charged against and paid on all amounts unpaid. PlanScape Partners also retains the right to file liens on all accounts not paid within 90 days of completion of work.